SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 12, 2009

Galaxy Gaming, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-30653	80-0068489
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6980 O’Bannon Drive, Las Vegas, NV	89117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (702) 939-3254

_____________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 12, 2009, Andrew Zimmerman was appointed to serve as our Chief Financial Officer, Secretary, and Treasurer.  Mr. Zimmerman is an Arizona CPA and has over twenty-five years of professional experience in public accounting, casino management, manufacturing, and entertainment.  Mr. Zimmerman was the Chief Financial Officer and Treasurer of Mission Industries, Nevada’s largest provider of hospitality and restaurant textile services, for ten years.  Mr. Zimmerman has also served as the CFO of Palace Casinos in Biloxi, Mississippi, the Bud Jones Company, and Konami Gaming, Inc.  Most recently, Mr. Zimmerman was the Chief Financial Officer of David Saxe Productions, a producer of various shows in Las Vegas.  Mr. Zimmerman is a graduate of Arizona State University.  He also serves on the board of a large automotive finance company.

Mr. Zimmerman has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  The material terms of our Employment Agreement with Mr. Zimmerman are as follows:

•
Mr. Zimmerman shall serve as the CFO, Secretary, and Treasurer of the Company for a period of three years, devoting substantially all of his business time, knowledge, and skill to conduct the business of the company as may be reasonably necessary to discharge his duties under the agreement.  The term of the agreement may be extended upon mutual written agreement.

•
Mr. Zimmerman shall be compensated with a monthly base salary to be paid in bi-monthly installments.  Under Section 3.1 of the Employment Agreement, Mr. Zimmerman’s base salary shall begin at $6,600 and will increase in phases over the course of the next year to a maximum of $12,500 per month.

•
Mr. Zimmerman will be initially granted options to purchase 37,500 shares of our common stock at a price of $0.55 per share, exercisable for three years.  Additional grants of options to purchase 22,500 shares of our common stock at a price of $0.55 per share, exercisable for three years, will be made at the beginning of each additional year of service.

•	In the event that Mr. Zimmerman is terminated without cause, he shall be entitled to receive a severance payment in the amount of up to twelve months salary, depending on the time of the termination.
•	Mr. Zimmerman will be subject to duties of non-disclosure and non-competition.

The foregoing is provided only as a summary of the material terms of our Employment Agreement with Mr. Zimmerman.  The terms of his agreement with the Company are set forth in full in the Employment Agreement filed herewith as Exhibit 10.1

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Also on November 12, 2009, Dan Scott was appointed to serve as a member of our Board of Directors.  Dan Scott has over twenty years of senior management experience in the gaming industry.  Mr. Scott was Vice President of Finance and Treasurer during twelve years with Caesars Palace in Las Vegas. He was also Senior Vice President and Chief Financial Officer with MGM Grand Hotel and Casino in Las Vegas.  His projects as an independent consultant include a six year engagement encompassing the design, construction and management of Casino MonteLago at Lake Las Vegas.   Mr. Scott, a Nevada CPA, is a graduate of the University of Wisconsin. As a member of our Board of Directors, Mr. Scott will also serve on the board's compensation committee.

Mr. Scott has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  We have agreed on a compensation arrangement for Mr. Scott’s services as an outside director of the company.  The material terms of that arrangement are as follows:

•	Mr. Scott will receive a cash stipend in the amount of $4,000 per quarter.
•	Mr. Scott will receive immediately-vested options to purchase 46,250 shares of our common stock per quarter. The exercise price and term of such stock options has not been determined at this time.
•
Mr. Scott’s reasonable expenses incurred in his service as a director will be reimbursed.  Mr. Scott will be indemnified in accord with the terms of the Company’s articles, bylaws, and other pertinent corporate documents.

Our compensation arrangement with Mr. Scott has not been reduced to a formal writing at this time.

SECTION 9 – Financial Statements And Exhibits

Item 9.01.                      Financial Statements and Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
10.1	Employment Agreement with Andrew Zimmerman

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galaxy Gaming, Inc.

/s/Robert Saucier
Robert Saucier
Chief Executive Officer

Date: November 17, 2009